November 14, 2009

Zhong Lin
206 Tongbo Street
Boyaxicheng Second Floor
Zhengzhou City, Henan Province
People’s Republic of China 450007

Re:         Retention Agreement

Dear Mr. Zhong:

I am pleased to inform that you have been selected to receive a retention payment if you remain continuously employed by ZST Digital Networks, Inc. (the “Company”) until twenty-four (24) months from the date of your acceptance of this Agreement (as defined below) (the “Expiration Date”).  This letter sets out the terms and conditions of the retention arrangement (the “Agreement”) between you and the Company.

1.           Right to Payment of Retention Bonus.  Subject to the other provisions of this Agreement, you will earn and otherwise be entitled to receive a retention payment equal to $285,000 (the “Retention Amount”) in the event that you remain continuously employed with the Company through the Expiration Date.  Solely as a gesture of good faith, the Company will advance the entire Retention Amount to you upon your acceptance of this Agreement.  In the event that you remain employed with the Company through the Expiration Date, you will retain the entire Retention Amount, and those amounts are further subject to the provisions of Sections 2 and 3 of this Agreement.  The Retention Amount will be reduced by any applicable withholdings.

Enclosed with this Agreement is a check representing the gross pre-tax amount of $285,000, as an advance of your Retention Amount.  The Retention Amount will be deemed to have been earned ratably over a period of twenty-four (24) months.

2.           Return of the Retention Amount.  In the event of a Disqualifying Termination that occurs prior to the Expiration Date (the “Disqualifying Termination Date”), you are required to return the pro-rata amount of the Retention Amount based on a daily amortization rate of $390.41 times the number of days remaining from the Disqualifying Termination Date to the Expiration Date (including the amount of any applicable withholding on the Retention Amount) to the Company within ten (10) days of the Disqualifying Termination Date.

3.           Effect of Sale or Certain Terminations of Employment.  In the event of a Sale or a termination of your employment with the Company, other than a Disqualifying Termination, that occurs prior to the Expiration Date, you will be entitled to retain the Retention Amount.

4.           Binding Effect.  This Agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you.  This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

Zhong Lin
November 14, 2009

5.           Employment Status.  This Agreement will not be deemed to create in or confer upon you any right to be retained in the employ of the Company.

6.           Entire Agreement.  This Agreement contains the entire understanding of the Company and you with respect to the subject matter hereof.

7.           Severability.  In the event any provision of this Agreement will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.  Further, the captions of this Agreement are not part of its provisions and will have no force and effect.

8.           Amendment and Termination.  This Agreement may be amended or terminated at any time by mutual written agreement of the parties hereto.

9.           Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of Delaware, other than the conflict of law provisions thereof, will be the controlling law in all matters relating to this Agreement.

10.        Payment Not Includable for Employee Benefits Purposes.  Subject to all applicable federal and state laws and regulations, income recognized by you pursuant to the provisions of this Agreement will not be included in the determination of benefits under any employee benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to you which are maintained by the Company.

11.        Definitions.  As used in this Agreement, the following words and phrases will have the following respective meanings unless the context clearly indicates otherwise:

(a)  Cause.  A determination by the Company that you are engaging or have engaged in one or more of the following: (i) commission of a felony or any other crime with respect to which imprisonment is a possible punishment; (ii) willful misconduct in the performance of your duties which is in the good faith judgment of the Company materially injurious to the Company, its customers, employees, suppliers, or shareholders; (iii) acts of disloyalty, gross negligence, willful misconduct, material dishonesty or refusal to perform your duties in good faith; or (iv) the willful breach of any written policy, code or procedure of the Company.

(b)  Disqualifying Termination.  A termination, or discontinuance of your active full-time employment, by the Company for Cause or by you for any reason (other than death or disability).

Zhong Lin
November 14, 2009

(c)  Sale.  Consummation of a sale, merger, exchange or other disposition of more than fifty percent (50%) of the common stock of the Company or all or substantially all of the assets of the Company (other than to an affiliate of the Company).

By depositing, cashing or otherwise negotiating the enclosed check representing the advance of your Retention Amount, you will be deemed to have accepted and will be legally bound by the terms and conditions of the Agreement.  I have enclosed two copies of this letter, each signed on behalf of the Company.  Please acknowledge your understanding and acceptance of the terms and conditions of this Agreement by signing and dating both original copies of the Agreement in the space provided below and returning one original in the enclosed self-addressed envelope.  Please retain the other signed original for your files.

Yours truly,

ZST DIGITAL NETWORKS, INC.

By:	/s/ Zhong Bo
Zhong Bo
Chief Executive Officer

By:	/s/ John Chen
John Chen
Chief Financial Officer
Accepted and agreed this
14th day of November, 2009:

/s/ Zhong Lin
Zhong Lin